Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Third Quarter 2014 Results

•	Revenue of $241.3 million up 67% year-over-year

•	EPS of $0.77 per basic share; excluding business development and related expenses; EPS of $0.79 per basic share

•	Total volumes sold in oil and gas reached a record 1.895 million tons, an 80% improvement over same period last year

•	Cadre acquisition accretive to EPS in the quarter by $0.02 per share

•	Company updating full-year 2014 Adjusted EBITDA to high end of its guidance range

Frederick, Md., Oct. 29, 2014 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $41.3 million or $0.77 per basic share and $0.76 per diluted share for the third quarter ended Sept. 30, 2014 compared with net income of $21.3 million or $0.40 per basic and diluted share for the third quarter of 2013. Excluding business development and related expenses during the quarter, EPS was $0.79 per basic share.

Bryan Shinn, president and chief executive officer commented, “I’m extremely pleased with our performance during the quarter. Contribution margin for our Oil and Gas segment almost doubled year-over-year, volumes were up significantly and we continue to see very strong demand for our high quality products. In addition, our Cadre acquisition is performing above our initial expectations and our Industrial and Specialty Products business is making steady progress in expanding margins and growing their bottom line.”

Third Quarter 2014 Highlights

Total Company

•	Revenue totaled $241.3 million compared with $144.4 million for the same period last year and up 17% sequentially over the second quarter of 2014.

•	Overall sales volumes increased to 2.993 million tons, a 42% improvement over the third quarter of 2013 and up 15% sequentially over the second quarter of 2014.

•	Contribution margin for the quarter was $93.9 million compared with $54.7 million in the same period of the prior year and up 26% sequentially over the second quarter of 2014.

•	Adjusted EBITDA was $77.5 million versus $45.0 million for the same period last year and representing a 30% increase sequentially over the second quarter of 2014.

Oil and Gas

•	Revenue for the quarter totaled $186.8 million compared with $94.2 million in the same period in 2013.

•	Overall tons sold totaled 1.895 million tons compared with 1.052 million tons sold in the third quarter of 2013.

•	61% of tons sold were made in basin via transloads compared with 56% in the third quarter of 2013.

•	Segment contribution margin was $77.0 million versus $40.1 million in the third quarter of 2013.

Industrial and Specialty Products

•	Revenue for the quarter totaled $54.4 million compared with $50.2 million for the same period in 2013.

•	Overall tons sold totaled 1.098 million tons compared with 1.059 million tons sold in the same period last year.

•	Segment contribution margin was $16.8 million compared with $14.5 million in the third quarter of 2013.

Capital Update

As of September 30, 2014, the Company had $196.9 million in cash and cash equivalents and short term investments and $47.0 million available under its credit facilities. Total long-term debt at September 30, 2014 totaled $365.3 million. Capital expenditures in the third quarter, excluding the Cadre acquisition, totaled $33.6 million and were associated largely with the Company’s investment in a new frac sand mine and plant located near Utica, Illinois, a new transload facility under construction in Odessa, Texas, the expansion of its Pacific, Missouri facility, the development of a new Greenfield site in Fairchild, Wisconsin and other maintenance capital projects.

Outlook and Guidance

The Company is now expecting full-year 2014 Adjusted EBITDA to be at the high end of its guidance range of $230 million to $240 million. The Company still anticipates full-year 2014 capital expenditures to be in the range of $95 million to $105 million and its effective tax rate to be approximately 27 percent.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, October 30, 2014 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853. The passcode for the replay is 13592747. The replay of the call will be available through November 28, 2014.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 114-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across our end markets. The company currently operates nine industrial sand production plants and seven oil and gas sand production plants. The company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, Houston, Texas and Shanghai, China. The company operates on a platform of ethics, safety and sustainability. U.S. Silica was named America’s Best Small Company for 2014 by Forbes Magazine. The Company is a founding member of Wisconsin Industrial Sand Association (WISA) and has been recognized by the Wisconsin Department of Natural Resources (WDNR) as a partner in the WDNR Green Tier program. In becoming a Green Tier participant, U.S. Silica demonstrates its commitment to achieving superior environmental and economic performance.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( dollars in thousands, except per share amounts)

	Three Months Ended September 30,
	2014	2013
Sales	$241,256	$144,372
Cost of goods sold (excluding depreciation, depletion and amortization)	149,697	90,983
Operating expenses
Selling, general and administrative	18,600	12,800
Depreciation, depletion and amortization	12,425	9,152

	31,025	21,952

Operating income	60,534	31,437
Other (expense) income
Interest expense	(4,950)	(4,144)
Early extinguishment of debt	—	(480)
Other income, net, including interest income	120	260

	(4,830)	(4,364)

Income before income taxes	55,704	27,073
Income tax expense	(14,427)	(5,739)

Net income	$41,277	$21,334

Earnings per share:
Basic	$0.77	$0.40
Diluted	$0.76	$0.40

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$121,708	$78,256
Short-term investments	75,155	74,980
Accounts receivable, net	129,755	75,207
Inventories, net	64,642	64,212
Prepaid expenses and other current assets	10,095	11,104
Deferred income tax, net	20,771	17,737
Income tax deposits	2,753	—

Total current assets	424,879	321,496

Property, plant and mine development, net	536,721	442,116
Debt issuance costs, net	4,596	5,255
Goodwill	68,910	68,403
Trade names	14,991	10,436
Customer relationships, net	7,331	6,120
Other assets	9,661	9,635

Total assets	$1,067,089	$863,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$5,545	$4,659
Accounts payable	67,550	37,376
Dividends payable	6,791	6,709
Accrued liabilities	16,998	10,823
Accrued interest	41	41
Current portion of long-term debt	3,490	3,488
Deferred revenue	26,850	—
Income tax payable	—	1,037

Total current liabilities	127,265	64,133

Long-term debt	365,345	367,963
Deferred revenue	69,481	—
Liability for pension and other post-retirement benefits	32,727	36,802
Deferred income taxes, net	65,711	71,318
Other long-term obligations	15,417	13,951

Total liabilities	675,946	554,167

Stockholders’ Equity:
Common stock	538	534
Preferred stock	—	—
Additional paid-in capital	188,174	174,799
Retained earnings	206,066	137,978
Treasury stock, at cost	(38)	—
Accumulated other comprehensive loss	(3,597)	(4,017)

Total stockholders’ equity	391,143	309,294

Total liabilities and stockholders’ equity	$1,067,089	$863,461

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended September 30,
	2014	2013
	(in thousands)
Sales:
Oil & Gas Proppants	$186,812	$94,174
Industrial & Specialty Products	54,444	50,198

Total sales	241,256	144,372
Segment contribution margin:
Oil & Gas Proppants	77,030	40,129
Industrial & Specialty Products	16,844	14,546

Total segment contribution margin	93,874	54,675
Operating activities excluded from segment cost of goods sold	(2,315)	(1,286)
Selling, general and administrative	(18,600)	(12,800)
Depreciation, depletion and amortization	(12,425)	(9,152)
Interest expense	(4,950)	(4,144)
Early extinguishment of debt	—	(480)
Other income, net, including interest income	120	260

Income before income taxes	$55,704	$27,073

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended September 30,
	2014	2013
	(in thousands)
Net income	$41,277	$21,334
Total interest expense, net of interest income	4,859	4,127
Provision for taxes	14,427	5,739
Total depreciation, depletion and amortization expenses	12,425	9,152

EBITDA	72,988	40,352
Loss on early extinuguishment of debt(1)	—	480
Non-cash incentive compensation(2)	1,424	854
Post-employment expenses (excluding service costs)(3)	380	382
Other adjustments allowable under our existing credit agreement(4)	2,695	2,956

Adjusted EBITDA	$77,487	$45,024

(1)	Includes write-offs of debt issuance costs, legal fees and a prepayment penalty related to the early extinguishment of debt.
(2)	Includes vesting of incentive equity compensation issued to our employees.
(3)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note O- Pension and Post-retirement Benefits to our Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q.
(4)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as expenses related to offerings of our common stock by our former controlling shareholder, business development activities related to our growth and expansion initiatives, one-time litigation fees, expenses related to debt refinancing and employment agency fees.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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